Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Pamela H. Patsley and F. Aaron Henry, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8, and any and all amendments (including post-effective amendments or any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) thereto, for the registration of an additional 5,800,000 shares of MoneyGram International, Inc. common stock for awards under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ J. Coley Clark J. Coley Clark	July 26, 2013

/s/ Victor W. Dahir Victor W. Dahir	July 26, 2013

/s/ Antonio O. Garza Antonio O. Garza	July 26, 2013

/s/ Thomas M. Hagerty Thomas M. Hagerty	July 26, 2013

/s/ Seth W. Lawry Seth W. Lawry	July 26, 2013

/s/ Ganesh B. Rao Ganesh B. Rao	July 26, 2013

/s/ W. Bruce Turner W. Bruce Turner	July 26, 2013